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                                  EXHIBIT 99.1

                                  PRESS RELEASE















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                     CONTACTS:     Joseph C. Berenato

                                   President and Chief Executive Officer

                                   (562)951-1751



                                   Lori C. Parks

                                   Silverman Heller Associates

                                   (310)208-2550





                              FOR IMMEDIATE RELEASE





                          DUCOMMUN INCORPORATED ADOPTS

                             SHAREHOLDER RIGHTS PLAN



                     LOS ANGELES, California (February 18, 1999) - Ducommun Incorporated (NYSE:DCO) today announced that its Board of Directors has adopted a Shareholder Rights Plan and declared a nontaxable dividend of one Right on each outstanding share of the Company's common stock to shareholders of record as of March 3, 1999.

           The rights plan is designed to enable shareholders to receive fair and equal treatment in any proposed takeover of the Company and to safeguard against two-tiered tender offers, open market accumulations and other abusive tactics to gain control of the Company. The rights plan was not adopted in response to any effort to acquire control of Ducommun.



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           Joseph C. Berenato, Ducommun's chairman, president and chief executive officer, said, "By adopting this rights plan, we are taking steps to protect our shareholders' opportunity to realize the full long-term value of their investment in Ducommun."

           Generally, should any person or entity become the beneficial owner of 15% or more of the Company's outstanding common stock (with the exception of those persons who hold 15% or more of the Company's common stock, or securities convertible into 15% or more of the Company's common stock, on February 17,
1999), each right (other than those held by that new 15% stockholder) would be exercisable to purchase that number of shares of the Company's common stock having at that time a market value equal to two times the then current exercise price (initially $60). These provisions, among others, are intended to encourage any potential acquirer of 15 percent or more of the Company's outstanding common stock to negotiate with Ducommun's Board of Directors.

           Until the Rights become exercisable, they will trade as a unit with the Company's common stock and are redeemable at a price of $0.001 per Right at the Board of Directors' discretion.

           The Board of Directors may amend the terms of the Rights at any time without the consent of the holders, with certain exceptions. Unless otherwise extended by the Board of Directors or previously triggered, the Rights will expire on February 17, 2009.

           Full details regarding the rights plan will be outlined in a summary mailed to all shareholders following the record date.

           Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

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